Exhibit 99.1

OfficeMax

150 East Pierce Road Itasca, IL 60143-1594

News Release

OfficeMax Media Contact	OfficeMax Investor Relations Contact
Bill Bonner	John Jennings
630 438 8584	630 438 8760

For Immediate Release

OFFICEMAX NAMES SAM K. DUNCAN PRESIDENT AND CHIEF EXECUTIVE OFFICER

                ITASCA, IL — April 14, 2005 — OfficeMax Incorporated (NYSE:OMX) today announced that Sam K. Duncan will assume the role of president and chief executive officer, effective April 18, 2005.

                Duncan, 53, served most recently as president and chief executive officer of Shopko Stores, Inc., a general merchandise retailer with more than 360 stores generating annual sales exceeding $3 billion.  Prior to leading Shopko, from 2001 to 2002 he served as president of Fred Meyer, Inc., a division of The Kroger Co., one of the nation’s largest grocery retailers, with fiscal 2004 sales of more than $56 billion.

Duncan joined Fred Meyer in 1992 as vice president, grocery department and was named executive vice president of the food division in 1997.  In 1998, he was named president of Ralph’s Supermarkets, which had been acquired by Fred Meyer.  Duncan began his career in 1969 as a courtesy clerk at an Albertson’s supermarket in Southern California, and was promoted to positions of increasing responsibility until being named director of operations of Albertson’s in 1992.

                “Sam is a proven leader who has delivered strong operating performance in changing business climates.  He is the ideal person to lead our company as we fully integrate the two businesses brought together with the 2003 acquisition of OfficeMax, Inc., and work to realize the potential of this integrated business model,” said George J. Harad, chief executive officer.  Harad, who had been serving as the company’s CEO on an interim basis, will return to his former role as executive chairman of OfficeMax and is expected to retire from the company and the board at the end of June 2005.

                “I am very excited to join the OfficeMax team and to lead the company as we build on the solid foundation currently in place,” said Duncan.  “As we move forward, we will focus on achieving profitable sales and delivering value for our shareholders, customers and employees.”

About OfficeMax

                OfficeMax is a leader in both business-to-business and retail office products distribution.  The company provides office supplies, and paper, print and document services, technology products and solutions, and furniture to large, medium, and small businesses and consumers.  OfficeMax customers are served by more than 41,000 associates through direct sales, catalogs, the Internet, and 935 superstores.

Forward-Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company may constitute “forward-looking statements” within the meaning of the federal securities laws.  Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws.  Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements.  These statements are based on current expectations and speak only as of the date of such statements.  The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.  Important factors regarding the Company which may cause results to differ from expectations are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, including under the caption “Cautionary and Forward-Looking Statements”, and in other filings with the SEC.

###